[EXHIBIT 10.53 - Certain portions of this document have been omitted in the publicly filed version of this document pursuant to the Registrant's request for confidential treatment and filed separately with the Securities and Exchange Commission.
Omitted confidential information is indicated in brackets in this Exhibit.]


      SPD FILM, EMULSION AND SMART WINDOW END-PRODUCT LICENSE AGREEMENT
                                    BETWEEN
                        RESEARCH FRONTIERS INCORPORATED
                                      AND
                             ID RESEARCH PTY LTD.

This License Agreement ("Agreement") is effective as of February 8, 2010 by and between RESEARCH FRONTIERS INCORPORATED, a Delaware corporation ("LICENSOR") and ID RESEARCH PTY LTD., a corporation formed under the laws of the State of Victoria in Australia (hereinafter called "LICENSEE"). The "Effective Date" of this Agreement shall be the date which is the last date of formal execution of this Agreement by duly authorized representatives of the parties to this Agreement as indicated on the signature page of this Agreement.

RECITALS

WHEREAS, LICENSOR has been engaged in research and development in the application of physicochemical concepts to Light Valves, Light Valve Film, and SPD Emulsions (all as hereinafter defined) and end-products using such Light Valves; and is possessed of and can convey information and know-how for such products and rights to manufacture, use and sell such products; and

WHEREAS, LICENSEE is interested in manufacturing and selling Licensed Products, Light Valve Film and SPD Emulsions used to make Light Valve Film (all as hereinafter defined); and

WHEREAS, LICENSEE desires to acquire from LICENSOR, and LICENSOR desires to grant to LICENSEE, certain rights and licenses with respect to such technology of LICENSOR;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1	DEFINITIONS.

The following terms when used herein shall have the respective meanings set forth in this Article 1.

The "Effective Date" of this Agreement shall be the date which is the last date of formal execution of this Agreement by duly authorized representatives of the parties to this Agreement as indicated on the signature page of this Agreement.

"Authorized User" means LICENSOR and/or any other person or entity listed by LICENSOR on Schedule B hereof who has been granted permission by LICENSOR to receive SPD Emulsions or Light Valve Film from LICENSEE under this Agreement. LICENSEE agrees that LICENSOR in its sole judgment may amend Schedule B hereof at any time during the term of this Agreement for any reason by sending
LICENSEE a written notice of such amendment and specifying the reason for such change. The persons or entities now or hereafter listed on Schedule B may not include all of LICENSOR's current licensees and may include prospective licensees of LICENSOR, and for legal or practical reasons, LICENSOR may restrict whether or not SPD Emulsions and/or Light Valve Film may be sold, leased or transferred to such person or entity, and/or the application that such SPD Emulsions or Light Valve Film may be used for by the recipient. LICENSEE agrees that it and its permitted sublicensees hereunder shall cease all sales, leases, or other dispositions of SPD Emulsions and Light Valve Film to any person or entity whose name is deleted from Schedule B by LICENSOR, unless and until LICENSOR consents in writing to the resumption of such sales, leases or other dispositions (a) immediately upon receipt of any written notice from LICENSOR that any person or entity is no longer included on Schedule B, or
(b) if either LICENSEE or its permitted sublicensees becomes aware that any such person or entity listed on Schedule B or otherwise receiving SPD Emulsions or Light Valve Film is making any improper use of SPD Emulsions or Light Valve Film,in which case LICENSEE shall promptly notify LICENSOR of such improper use.

"Licensed Product" means a Light Valve Architectural Window Product incorporating a Light Valve. The term "Licensed Product" shall not include Light Valves used or intended for use in any product other than as specifically defined herein, such as but not limited to, other window products not specifically defined herein, such as windows for transportation vehicles, including, but not limited to passenger cars, recreational vehicles, trucks, mobile cranes, trains, monorails, aircraft, boats, vans, sport utility vehicles, space craft and space-stations, and non-window products such as but not limited to displays, eyewear, sunvisors, toys, mirrors or filters for scientific instruments, lamps or contrast enhancement of displays. The term "display" means any device for displaying letters, numbers, images or other indicia or patterns. Other than specifically contained in the license granted under
Section 2.1(A), nothing contained in this Agreement shall permit LICENSEE to sell, lease, or otherwise dispose of a Light Valve which is not incorporated or intended to be incorporated as described above into a Light Valve Architectural Window Product.

"Licensed Territory" means the countries of Australia, New Zealand and South Africa with respect to sales of Licensed Products, and all countries of the world with respect to sales of SPD Emulsions and Light Valve Film.

"Light Valve" means a variable light transmission device comprising: a cell including cell walls, containing or adapted to contain an activatable material, described hereinafter, such that a change in the optical characteristics of the activatable material affects the characteristics of light absorbed by, transmitted through and/or reflected from the cell; means incorporated in or on the cell, or separate therefrom for applying an electric or magnetic field to the activatable material within the cell; and coatings, (including, but not limited to, electrodes), spacers, seals, electrical and/or electronic components, and other elements incorporated in or on or combined with the cell. The activatable material, which the cell contains or is adapted to contain, includes in it solid suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the device, and may be in the form of a liquid suspension, gel, film or other material.

"Light Valve Architectural Window Product" means a Light Valve used or intended for use solely as a window integrally incorporated in, or attached as a fixture to the external structure or internal structure of any building, whether permanent or temporary, and whether above or below ground.

"Light Valve Film" means a film or sheet or more than one thereof comprising a suspension of particles used or intended for use solely in or as a Light Valve. The Light Valve Film shall comprise either (a) a suspension of particles dispersed throughout a continuous liquid phase enclosed within one or more rigid or flexible solid films or sheets, or (b) a discontinuous phase of a liquid comprising dispersed particles, said discontinuous phase being dispersed throughout a continuous phase of a rigid or flexible solid film or sheet. The Light Valve Film may also comprise one or more other layers such as, without limitation, a film, coating or sheet or combination thereof, which may provide the Light Valve Film with (1) scratch resistance,
(2) protection from ultraviolet radiation, (3) reflection of infrared energy, and/or (4) electrical conductivity for transmitting an applied electric or magnetic field to the activatable material.

The "Net Selling Price" of a Licensed Product on which royalties are payable shall be the larger of the following: (A) the genuine selling price of LICENSEE and its sublicensees hereunder (including amounts charged for any wiring, installation, and related services provided by LICENSEE and its sublicensees hereunder) f.o.b. factory at which nonaffiliated customers are billed in the usual course of business for a Licensed Product, as packed for shipment to the customer; and (B) $100 per window. The aforementioned $100 figure specified in clause (B) above shall be adjusted upward as of each January
1st hereafter beginning on January 1, 2011 by any increase in the Producer Price Index for Finished Goods (the "Index") for the 12 month period ending in December of the prior year, prepared by the Bureau of Labor Statistics of the United States Department of Labor (or if the Index is not then being published, the most nearly comparable successor index). In calculating a genuine selling price of a product for the above calculation, such price may be reduced only by the applicable proportions of the following if, and to the extent that, amounts in respect thereof are reflected in such selling price: (i) normal trade discounts actually allowed; (ii) sales, use or excise and added value taxes and custom duties paid; (iii) if the genuine selling price is other than f.o.b. factory, amounts paid for f.o.b. transportation of the product to the customer's premises or place of installation or delivery;
(iv) insurance costs and the costs of packing material, boxes, cartons and crates required for shipping; provided, however, that for purposes of this calculation, the genuine selling price of a product may not be less than 90% of the gross selling price of said product after all deductions therefrom, if any. If a product is leased, sold, used or otherwise disposed of on terms not involving a bona fide arm's length sale to an unaffiliated third party, then the Net Selling Price for such transactions shall be deemed to be the Net Selling Price as defined above for identical products sold to a nonaffiliated customer nearest to the date of such lease, sale, use, or other disposition.

"SPD Emulsion" means any component or components used or usable in or used or usable to make a Light Valve Film, including, but not limited to, particles, particle precursors, coatings, polymers, liquid suspensions and suspending liquids, or any combination thereof.

"Technical Information" means all useful information relating to apparatus, methods, processes, practices, formulas, techniques, procedures, patterns, ingredients, designs and the like including (by way of example) drawings, written recitations of data, specifications, parts, lists, assembly procedures, operating and maintenance manuals, test and other technical reports, know-how of LICENSOR, and the like owned or controlled by LICENSOR, to the extent they exist, that relate to Licensed Products, SPD Emulsions and/or to the suspensions used or usable for SPD Emulsions or Light Valve Film and that consist of concepts invented or developed by LICENSOR and which are deemed significant by LICENSOR. Know-how of LICENSOR's suppliers and of LICENSOR's other licensees and their sublicensees under licenses from LICENSOR shall not be considered Technical Information owned or controlled by LICENSOR.

2	GRANT OF LICENSES.

    2.1 Licenses. During the term of this Agreement, LICENSOR hereby grants LICENSEE a non-exclusive right and license to use (a) all of the Technical Information, if any, (subject to Section 8.1 hereof), furnished by LICENSOR pursuant to this Agreement, and (b) any invention claimed in
(i) any of the unexpired patents now or hereafter listed on Schedule A attached hereto or (ii) unexpired patents which issue from pending patent applications now or hereafter listed in Schedule A, and any continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions thereof to make, have made, and to lease, sell, or otherwise dispose of
(A) SPD Emulsions and Light Valve Film manufactured by LICENSEE pursuant to this Agreement solely to an Authorized User in the Authorized User's permitted territory and for the applications specified and purpose permitted on Schedule B hereof, and (B) Licensed Products in the Licensed Territory. Notwithstanding anything contained herein or in Schedule A hereto to the contrary, no rights or licenses shall be granted hereunder with respect to any new particle (other than LICENSOR's current polyiodide crystal) now or hereafter under development or invented by or for LICENSOR or comprising part of the activatable material of an SPD Emulsion or a Light Valve Film sold or for sale by any other licensee of LICENSOR The license granted pursuant to Section 2.1(A) shall be royalty-free to LICENSEE and its permitted sublicensees hereunder, and the license granted pursuant to Section 2.1(B) shall be subject to the payment of royalties specified in Section 3.1 hereof. By virtue of the disclosure of Technical Information and training provided by LICENSOR under this Agreement, all SPD Emulsions and Light Valve Film sold, leased or otherwise disposed of by or for LICENSEE hereunder shall be deemed to have been manufactured at least in part using the Technical Information provided by LICENSOR. The foregoing license is only a license with respect to Licensed Products, SPD Emulsions and Light Valve Film and nothing contained in this Agreement shall permit LICENSEE to make, sell, use or otherwise dispose of other Light Valve products.

   2.2 No Other Rights. LICENSEE agrees that, except for the specific licenses granted to it under Section 2.1 hereof, LICENSEE has not acquired any rights or licenses under this Agreement to use SPD Emulsions or Light Valve Film or any components thereof made by or for LICENSEE pursuant to this Agreement except for the purposes of research and development pursuant to Section 4.1 hereof and as specifically licensed in Section 2.1 hereof.

    2.3 Sublicenses. LICENSEE shall have the right to grant non-exclusive sublicenses to any of its wholly-owned and controlled subsidiaries, whose obligations to LICENSOR hereunder LICENSEE hereby guarantees, and each of which acknowledges to LICENSOR in writing for each sublicense that it wishes to become a sublicensee hereunder prior to doing so and agrees to be bound by the terms and conditions of this Agreement. All sublicenses shall (i) be non-exclusive, (ii) shall terminate with the termination of the rights and licenses granted to LICENSEE under Section 2.1 hereof, and be otherwise limited in accordance with the limitations and restrictions which are imposed on the rights and licenses granted to LICENSEE hereunder,
(iii) contain confidentiality provisions no less protective than those contained in Section 12.1 hereof, and (iv) shall contain such other terms, conditions, and licenses as are necessary to enable LICENSEE to fulfill its obligations hereunder. LICENSEE shall send LICENSOR a copy of every sublicense agreement or other agreement entered into by LICENSEE in connection with a sublicense hereunder within thirty (30) days of the execution thereof and shall also notify LICENSOR prior to any change in ownership in a sublicensee. LICENSOR may terminate any such sublicense if there is any change in the ownership or control of a sublicensee.

3 	ROYALTIES, REPORTS AND RECORD-KEEPING ON SALES OF LICENSED
        PRODUCTS, SPD EMULSIONS AND LIGHT VALVE FILM.

   3.1(a) Royalties and Reports. During the term of this Agreement, LICENSEE agrees to pay LICENSOR an earned royalty which shall be fifteen percent (15%) of the Net Selling Price of Licensed Products which embody, or the manufacture of which utilizes, any of the rights granted under Section 2.1(B) hereof, and which are manufactured by or for LICENSEE and sold, leased, used or otherwise disposed of by or for LICENSEE or a permitted sublicensee. Licensed Products shall be considered as sold, leased or used and royalties shall accrue on the earlier of when such Licensed Products are billed out, or when delivered, shipped or mailed to the customer. If as a result of a price reduction or a return of Licensed Products previously sold, a credit or refund to a customer is given on part or all of the sale price of such Licensed Products, a credit shall be allowed against royalties accruing thereafter under this Agreement equal to the royalty paid on that part of the sales price so credited or refunded. Payments under this Section 3.1 shall be made on a monthly basis and made within 10 days after the end of the calendar month in which such Licensed Products were sold, leased, used or otherwise disposed of by or for LICENSEE or a permitted sublicensee hereunder. Each royalty payment shall be in U.S. dollars and shall be accompanied by a statement by LICENSEE showing in reasonable detail the amount of Licensed Products sold, used, leased or otherwise disposed of by or for LICENSEE and its sublicensees during the preceding month, any deductions taken or credits applied, and the currency exchange rate used to report sales made in currencies other than U.S. dollars. LICENSEE shall use the exchange rates for buying U.S. dollars in effect on the last day of each month, as specified in The New York Times. Such report shall also set forth in reasonable detail the quantity of SPD Emulsions and Light Valve Film manufactured or otherwise obtained by LICENSEE and the quantity of SPD Emulsions and Light Valve Film sold, leased, disposed of, or delivered by or for LICENSEE and its sublicensees during such month to each Authorized User which received such SPD Emulsions or Light Valve
Film, and samples provided to third parties with LICENSOR's consent, with the amounts sold or otherwise provided to each Authorized User, including sample recipients, and their identity clearly broken down. The first such statement shall cover the period from the Effective Date of this Agreement to the end of the first calendar month in which a Licensed Product or SPD Emulsions or Light Valve Film is sold, used, leased or otherwise disposed of by or for LICENSEE or its sublicensees. LICENSEE shall also furnish to LICENSOR at the same time it becomes available to any third party, a copy of each brochure, price list, advertisement or other marketing and promotional materials prepared, published or distributed by LICENSEE or its sublicensees relating to Licensed Products, SPD Emulsions or Light
Valve Film. LICENSOR shall have the right, but not the obligation, to approve any use by LICENSEE of its name, logo, or other information about
SPD Emulsions, Light Valve Film or Licensed Products, and to require the correction of any inaccurate information.

   (b) Minimum Royalties - Regardless of whether LICENSEE sells any Licensed Products, during the term of this Agreement LICENSEE agrees to pay LICENSOR with respect to the license granted pursuant to Section 2.1(B) hereof, an initial fee of [Confidential Information Omitted and filed separately with the Securities and Exchange Commission] upon signing of this License Agreement and the non-refundable minimum royalties (in
U.S. Dollars) specified below for each of the stated periods:

Period					Minimum Royalty

[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]

   3.2 Recordkeeping. LICENSEE shall keep and shall cause each sublicensee to keep for six (6) years after the date of submission of each report supported thereby, true and accurate records, files, data and books of accounts that relate to the acquisition, processing, lamination, sale or other disposition of SPD Emulsions, Light Valve Film and Licensed Products, reasonably required for the full computation and verification of the Net
Selling Price of Licensed Products, deductions therefrom and royalties to be paid, as well as the other information to be given in the statements herein provided for, and shall permit LICENSOR or its duly authorized representatives, upon reasonable notice, adequately to inspect the same at any time during usual business hours. LICENSOR and LICENSEE agree that an independent certified public accounting firm (selected by LICENSOR from the largest ten certified public accounting firms in the United States of America, or any country in the Licensed Territory) may audit such records, files and books of accounts to determine the accuracy of the statements given by LICENSEE pursuant to Section 3.1 hereof. Such an audit shall be made upon reasonable advance notice to LICENSEE and during usual business hours. The cost of the audit shall be borne by LICENSOR, unless the audit shall disclose a breach by LICENSEE of any term of this Agreement, or an inaccuracy greater than 2% in any report provided to LICENSOR by LICENSEE, during the audited period, in which case LICENSEE shall bear the full cost of such audit. LICENSEE agrees to pay LICENSOR all additional monies that are disclosed by the audit to be due and owing to LICENSOR within thirty days of the receipt of the report.

   3.3 Time and Method of Payment. The initial payment under Section 3.1 shall be paid as follows: [Confidential Information Omitted and filed separately with the Securities and Exchange Commission] All other payments shall be due on the date specified in this Agreement, or if no date is specified, within 30 days of invoice. All payments made to LICENSOR shall be paid by wire transfer of immediately available funds to the account of Research Frontiers Incorporated at Chase Manhattan Bank, 6040 Tarbell Road, Syracuse, New York 13206, Account No.: 825-624-290, ABA Wire Code No.: 021 000 021,
or to such other account or place, as LICENSOR may specify in a notice to LICENSEE.

    3.4 Customer Referrals. Although LICENSOR is under no obligation to do so, LICENSOR may from time to time refer customers to LICENSEE. In the event that such customer purchases, leases or rents products or services from LICENSEE other than a Licensed Product upon which a royalty is paid by LICENSEE to LICENSOR, LICENSEE shall include the details of such transaction in its next monthly report under Section 3.1 hereof, and shall pay LICENSOR a sales commission equal to fifteen percent (15%) of the amount received from such customer for which a royalty under Section 3.1 hereof is not paid. No such payment shall be due from LICENSEE to LICENSOR if the referred customer was already a customer of LICENSEE prior to the date of referral by LICENSOR and LICENSEE informs LICENSOR of such fact at the time that the referral by LICENSOR is made.

4	OBLIGATIONS OF LICENSOR AND LICENSEE.

	4.1 Development of SPD Emulsions and Light Valve Film. LICENSOR and LICENSEE may cooperate to develop initial specifications for SPD Emulsions and Light Valve Film. LICENSEE shall then use its reasonable efforts to produce SPD Emulsions and Light Valve Film meeting such specifications for the evaluation and use of LICENSOR and licensees and prospective licensees of LICENSOR, and for use by LICENSEE but only for internal research and development. After consultation with LICENSEE, LICENSOR may at any time propose additional specifications of the SPD Emulsions and Light Valve
Film to be produced under this Agreement with the disclosure of additional Technical Information to LICENSEE with respect to such other specifications of SPD Emulsions or Light Valve Film. LICENSEE shall use all commercially reasonable efforts throughout the term of this Agreement to improve the quality of SPD Emulsions and Light Valve Film. However, LICENSEE shall be solely responsible for determining the specifications for all SPD Emulsions and Light Valve Film, and for any improvements therein.

	4.2 LICENSOR Purchases. If LICENSEE is able to develop and manufacture SPD Emulsions and Light Valve Film suitable for use by Authorized Users, upon request of LICENSOR and with reasonable prior notice, LICENSEE shall sell and deliver to LICENSOR, Licensed Products, SPD Emulsions, Light Valve Film or components thereof at LICENSEE's prevailing market prices and in quantities mutually agreed upon by LICENSOR and LICENSEE. LICENSEE acknowledges that LICENSOR and its present and/or future licensees (or entities who have been granted the option of entering into license agreements with LICENSOR) may independently manufacture (or have third parties manufacture for them) and sell Light Valve Film or SPD Emulsions under the terms of agreements between them and LICENSOR, or may independently manufacture and sell Light Valve Film or SPD Emulsions which LICENSOR produces, or has produced on its behalf. Nothing contained in this Agreement shall impose any obligation on LICENSOR or any other parties to purchase any SPD Emulsions or Light Valve Film from LICENSEE. Notwithstanding anything contained herein to the contrary, during the term of this Agreement LICENSOR may provide Licensed Products, SPD Emulsions and Light Valve Film obtained by LICENSOR pursuant to this Section
4.2 to third parties so long as LICENSOR does not receive from the recipient for the provision of such Licensed Products, SPD Emulsions or Light Valve Film any monetary payment in excess of LICENSOR's purchase price plus shipping, administrative, overhead and related costs to such recipient.

	4.3 Compliance. LICENSEE agrees that, without limitation, any manufacture, sale, lease, use or other disposition of Licensed Products, SPD Emulsions or Light Valve Film that is not in strict accordance with (1) the provisions of this Agreement, (2) restrictions on the type of product, or the territory in which such product may be, made, used, sold or otherwise disposed of by or for an Authorized User, or other provisions or restrictions, which are contained in any other agreement in force between LICENSOR and an Authorized User which is known to LICENSEE which relates to Light Valves, SPD Emulsions or Light Valve Film, or (3) with the provisions of any other agreement then in force to which LICENSEE is a party and which relates to Light Valves, SPD Emulsions or Light Valve Film, shall be deemed a material breach of this Agreement.

	4.4 End Users. LICENSEE agrees to require all direct recipients of Licensed Products, SPD Emulsions and Light Valve
Film to whom Licensed Products, SPD Emulsions or Light Valve Film is sold, leased, or otherwise disposed of by LICENSEE or its sublicensees, to look only to LICENSEE and not to LICENSOR or its affiliates for any claims, warranties, or liability relating to such Licensed Products, SPD Emulsions or Light Valve Film.
LICENSEE agrees to take all steps to reasonably assure itself that Licensed Products, SPD Emulsions and Light Valve Film sold, leased or otherwise disposed of by or for LICENSEE is being used for permitted application and territory only. If a party which is not then listed on Schedule B hereto wishes to obtain samples of SPD Emulsions or Light Valve Film or to purchase SPD Emulsions or Light Valve Film from LICENSEE, LICENSEE shall notify LICENSOR and shall refer such party to LICENSOR. If such party enters into a suitable agreement with LICENSOR, LICENSOR shall inform LICENSEE whether such party may then obtain samples or purchase SPD Emulsions or Light Valve Film from LICENSEE.

	4.5 Laws and Regulations. LICENSEE agrees that it shall be solely responsible for complying with all laws and regulations affecting the manufacture, use and sale or other disposition of Licensed Products, SPD Emulsions and Light Valve Film by LICENSEE and its sublicensees, and for obtaining all approvals necessary from governmental agencies and other entities. LICENSEE agrees to maintain a file of all such approvals and to send LICENSOR a copy of all such approvals (including English translations thereof in the case of approvals required by any foreign country) within 10 business days of any written request for such copies by LICENSOR. LICENSEE represents and warrants to LICENSOR that no approval from any governmental agency or ministry, or from any third party, is required to effectuate the terms of this Agreement or the transactions contemplated hereby.

	4.6  Purchase of Components from Others.   By virtue
of the disclosure of Technical Information, other information, and training, if any, provided from time to time by LICENSOR to LICENSEE and to its other licensees, and each of their sublicensees and affiliates, any component used to manufacture a Light Valve, including, without limitation, materials, suspensions, films, polymers, coatings, particle precursors, and particles (each, a "Component"), which LICENSEE or its sublicensees makes, has made for it, or purchases from any third party for use in Licensed Products, SPD Emulsions or Light Valve Film shall be deemed to have been manufactured at least in part using the Technical Information provided by LICENSOR if LICENSEE or any supplier of a Component to LICENSEE has had access to Technical Information of any kind of LICENSOR or its licensees and their sublicensees, consultants, subcontractors, agents or representatives. LICENSEE and its sublicensees each hereby agrees that (i) all Components shall be used only in strict accordance with the provisions of this Agreement, and that such Components may not be used for any other purpose or resold by LICENSEE or its sublicensees except as specifically permitted by the license granted in Section 2.1 hereof, and (ii) LICENSEE and its sublicensees will only look to the manufacturer or supplier of such Component or other item used by LICENSEE or its sublicensees and not to LICENSOR or its affiliates for any claims, warranties, or liability relating to such Component or other item. LICENSEE acknowledges that LICENSOR has not made any representations or warranties regarding the availability of any Component, or the price thereof, and that in all respects LICENSEE shall deal directly with the suppliers of such Components and will obtain from them information regarding availability, pricing, and/or other terms relating to such Components.

	4.7 No Warranties by LICENSOR. LICENSOR does not represent or warrant the performance of any Licensed Product or of any material, Component, or information provided hereunder, and LICENSEE expressly acknowledges and agrees that any such material, Component or information provided by LICENSOR hereunder is provided "AS IS" and that LICENSOR makes no warranty with respect thereto and DISCLAIMS ALL WARRANTIES, EXPRESS
OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT THERETO, ITS USE OR ANY INABILITY TO USE IT, OR THE RESULTS OF ITS USE.
In no event shall LICENSOR be liable for any damages, whether in contract or tort (including negligence), including but not limited to direct, consequential, special, exemplary, incidental and indirect damages, arising out of or in connection with this Agreement or the use, the results of use, or the inability to use any Licensed Product, material, Component or information provided hereunder.

	4.8 Analysis. LICENSEE represents and agrees that it will only incorporate Components received from authorized suppliers into Licensed Products, SPD Emulsions and Light Valve Film and for no other purpose, and that LICENSEE will not directly or indirectly attempt to reverse-engineer any material provided to it hereunder by LICENSEE or any supplier of any Component.

	4.9 Personnel. LICENSEE agrees to assign personnel from its technical staff who shall be responsible for the development of Licensed Products, SPD Emulsions and Light Valve Film during the term of this Agreement.

	4.10 Promotional Activities. LICENSEE agrees that it shall maintain, either at its own facilities or that of any laminating subcontractor selected by LICENSEE, adequate inventories of SPD light control film purchased from any authorized supplier of Light Valve film or otherwise produced by LICENSEE to meet on a timely basis the anticipated requirements of LICENSEE for incorporation into Licensed Products during the term of this Agreement. In addition, LICENSEE shall promptly develop and maintain a web site relating to its business which prominently features LICENSOR's SPD technology and LICENSEE's relationship to LICENSOR, and shall participate at industry trade shows and conferences and/or engage in other marketing and promotional activities reasonably necessary to promote LICENSOR's SPD technology and LICENSEE's business relating thereto.

5 	TRADEMARKS.

	5.1 Trademarks. All trademarks or service marks that either party may adopt and use for SPD Emulsions, Light Valve Film, Licensed Products or other products incorporating Light Valves are and shall remain the exclusive property of the adopting party, and the other party shall not obtain any rights and license to such marks under this Agreement, but may inform others that the adopting party has licensed or produced SPD Emulsions, Light Valve Film, Licensed
Products or products incorporating Light Valves under such mark or marks, and may use the adopting party's logo in connection therewith. LICENSOR may require LICENSEE or its permitted sublicensees to indicate on packaging that such product is licensed from Research Frontiers Incorporated or to otherwise include language and/or designations approved by LICENSOR indicating an affiliation with Research Frontiers Incorporated or to use trademarks specified by LICENSOR on LICENSEE's Licensed Products.

6 	INSURANCE AND INDEMNIFICATION.

	6.1 Insurance. LICENSEE shall maintain at all times ample product liability and other liability insurance covering its operations relating to the subject matter of this Agreement and shall name LICENSOR as an additional insured. Upon request, LICENSEE shall provide LICENSOR with evidence of such insurance.

	6.2 Indemnification. LICENSEE, and its affiliates, successors and assigns and sublicensees (each, an "Indemnifying Party"), each hereby indemnify and agree to hold harmless LICENSOR and its shareholders, officers, directors, agents and employees (each, an "Indemnified Party"), against any liability, damage, loss, fine, penalty, claim, cost or expense (including reasonable costs of investigation and settlement and attorneys', accountants' and other experts' fees and expenses) arising out of any action or inaction by any Indemnifying Party relating to this Agreement including an Indemnifying Party's manufacture, sale, use, lease or other disposition of SPD Emulsions, Light Valve Film, and Licensed Products and related materials, or other use of the information and rights granted hereunder. Any knowledge of LICENSEE's or its sublicensee's activities by LICENSOR or its representatives shall in no way impose any liability on LICENSOR or reduce the responsibilities of LICENSEE hereunder or relieve it from any of its obligations and warranties under this Agreement.

7	FUTURE PATENTS.

	7.1 Future Patents. Each party, at its cost, shall have the right to file patent applications in the United States and in foreign countries covering any invention made by such party.

	7.2 Improvements and Modifications. (a) Any future improvements or modifications invented or developed by or on behalf of LICENSEE, LICENSEE's sublicensees and LICENSOR (other than as specifically described at the end of this Section 7.2(a)) after the Effective
Date of this Agreement, if any, which relate in any way to or are useful in the design, operation, manufacture and assembly of Licensed Products, SPD Emulsions, Light Valve Film and/or to the suspensions or other components used or usable in Licensed Products, SPD Emulsions and/or Light Valve Film shall not be included in this Agreement.
Upon written request by the non-inventing party, LICENSOR and LICENSEE shall negotiate with each other regarding the grant of nonexclusive rights and licenses to use such improvements and modifications, but neither party shall be obligated to grant such rights and licenses to one another. Notwithstanding anything contained herein to the contrary, LICENSOR shall have the right to use, license and sublicense any improvement, modification or invention which is jointly developed by LICENSEE or its officers, directors, employees, affiliates, contractors, or consultants, on the one hand, and LICENSOR or its officers, directors, employees, affiliates, contractors or consultants, on the other hand.

	(b) During the term of this Agreement LICENSEE agrees to inform LICENSOR in writing (without any obligation to reveal details which would be confidential information), at least as frequently as once a year in January of each calendar year, if any technology or improvements or modifications thereto has been developed by or for LICENSEE which would be useful for use in conjunction with Light Valves or Licensed Products, and as to the general nature of any such technology or improvements and modifications.

	(c) Notwithstanding the foregoing, LICENSOR may, but shall not be required to, voluntarily and without additional cost to LICENSEE disclose certain information relating to future improvements and modifications and license to LICENSEE rights in such certain future improvements and modifications, and any information so disclosed will be considered Technical Information which LICENSEE shall be obligated to keep confidential pursuant to Section 12.1 of this Agreement.
In connection therewith, LICENSOR, may voluntarily add patents and/or patent applications to Schedule A hereof.
No disclosure of any information by LICENSOR shall in any way establish a course of dealing or otherwise require
LICENSOR to make any future disclosure of information under this Agreement.

	7.3 Foreign Patent Applications. During the term of this Agreement, LICENSEE shall have the right to designate that any patent application now or hereafter listed on or incorporated into Schedule A shall be filed or maintained in any foreign country included in the Licensed Territory. If so designated and if legally possible to do so, LICENSOR agrees to promptly file, prosecute and maintain such applications and resulting patents, and LICENSEE shall pay to LICENSOR the complete cost, including reasonable attorney's fees, to file, prosecute and maintain during the term of this Agreement any such patent application and resulting patents specifically so designated by LICENSEE.

8	TECHNOLOGY TRANSFER.

	8.1.  Documentation. Within thirty calendar
days after the Effective Date of this Agreement, LICENSOR shall furnish LICENSEE with all Technical
Information owned or controlled by LICENSOR, which is reasonably necessary or desirable in order for LICENSEE to manufacture SPD Emulsions, Light Valve
 Film and Licensed Products. Such Technical Information, which relates to experimental products, shall include, without limitation thereto photocopies of all U.S.
Patents and patent applications relating to SPD Emulsions, Light Valve Film and Licensed Products owned or controlled by LICENSOR as of the Effective Date of this Agreement.
LICENSOR shall not be obligated hereunder to furnish copies of LICENSOR's foreign patents and patent applications, but will furnish a list thereof in Schedule A hereto.

	8.2   Training.  LICENSEE's technically
skilled personnel designated by LICENSEE (with travel and living expenses paid by LICENSEE) shall make one or more visits for training relating to the manufacture of SPD Emulsions, Light Valve Film, and Licensed Products and to inspect LICENSOR's research and development facilities relating to SPD Emulsions, Light Valve Film and Licensed Products. The visits of employees of LICENSEE to LICENSOR's facility shall be carried out within the six-month period commencing with the Effective Date of this Agreement, and shall not exceed 200 man-hours during such period.

	8.3 Materials and Training. Upon request by LICENSEE, and to the extent LICENSOR deems appropriate, during the term of this Agreement, and when mutually convenient to LICENSOR and LICENSEE, LICENSOR shall supply LICENSEE with training in LICENSOR's facility and with small quantities of materials related to Licensed Products and SPD Emulsions for experimental use only by LICENSEE, and shall charge LICENSEE $1,500 per man/day plus the cost of any other materials used in providing such training or making such materials, plus the cost of shipping such materials to LICENSEE. Upon request by LICENSEE, during the term of this Agreement and when mutually convenient to LICENSOR and LICENSEE, LICENSOR may make its personnel available to consult with LICENSEE and its contractors, with compensation to LICENSOR for such consultation to be mutually agreed to by LICENSOR and LICENSEE, and if no such agreement has been reached, at the rate specified in this first sentence of this Section 8.1.The respective number of engineers for dispatch and the duration of their stay shall be agreed to by LICENSOR and LICENSEE separately from time to time.
All expenses to be incurred in connection with the dispatch of LICENSOR's engineers, if any. under this Section 8.3 including the traveling and living expenses of such engineers of LICENSOR to LICENSEE's facility, if such travel to LICENSEE's facilities is agreed to by LICENSOR, shall be borne and paid by LICENSEE. Each invoice submitted by LICENSOR for such service shall include detailed explanations of the charges, and, if requested by LICENSEE, copies of receipts. The parties acknowledge that LICENSOR has no obligation to transfer to LICENSEE any Technical Information other than as may be embodied in such sample materials, and that, other than sample materials, if any, that may be supplied by LICENSOR as aforesaid, LICENSEE will be acquiring materials from authorized suppliers other than LICENSOR.

	8.4 Inquiries. LICENSEE and LICENSOR may also at any time during the term of this Agreement make reasonable inquiry by telephone, facsimile or mail to one another in regard to any information or data furnished pursuant to this Agreement.

	8.5 Visits. If a party supplies the other with any materials or information, and also during all visits by either party to the facilities of the other party, visitors shall comply with all reasonable rules of the host company, and each party to this Agreement will indemnify and hold the other party harmless from any liability, claim or loss whatsoever
(i) for any injury to, or, death of, any of its employees or agents while such persons are present at the facility of the other party or working with any such materials or information; and (ii) for any damages to its own property or to the property of any such employee or agent which may occur during the presence of any such person at the facility of the other party, or while working with any such materials or information, regardless of how such damage occurs.

	8.6 Sole Purpose. Any documentation or information supplied pursuant to this Agreement by either party to the other shall be used solely for the purposes set forth in this Agreement.

9	INTELLECTUAL PROPERTY PROTECTION RESPONSIBILITIES.

	9.1 Proprietary Rights: Notices. Each party shall provide appropriate notices of patents, or other similar notice of the patent rights of the other party on all products utilizing the patented inventions of the other party. Either party may add its own patent notice to any copy or embodiment which contains its patented inventions.

	9.2 LICENSOR Exclusive Owner. LICENSEE hereby acknowledges LICENSOR as purporting to be the sole and exclusive owner of the patents and patent applications listed on Schedule A, and that, except for the rights granted hereunder, LICENSEE shall not have any rights or attempt to assert any ownership rights in and to those patents and patent applications.

10 	TERM AND TERMINATION.

	10.1  Term.  The term of this Agreement
shall extend from the Effective Date of this Agreement to the date of termination of this Agreement. Unless sooner terminated or extended, as herein provided for below, this Agreement shall terminate upon the expiration of the later of (A) the last to expire of the patents now or hereafter listed in Schedule A hereof, and (B) the expiration of the period in which LICENSEE is obligated to maintain confidential Technical Information of LICENSOR pursuant to Section 12.1 hereof.

	10.2  Termination by LICENSEE. LICENSEE may
terminate this Agreement effective as of December 31, 2014 or as of any anniversary thereof by giving LICENSOR prior notice thereof unless sooner terminated as hereinafter provided. Such notice shall be made in writing and shall be given between 60 and 90 days prior to the effective date for which such termination is to be effective. Notwithstanding anything else contained in this Agreement to the contrary, no notice of termination by LICENSEE shall be effective on the date given unless such notice shall also be accompanied by a payment of all amounts due and owing by LICENSEE to LICENSOR under this Agreement or otherwise at the time such notice is given, and all additional unpaid amounts due as of the effective date of termination shall be paid as of the effective date of such termination. No acceptance of payment by LICENSOR shall be deemed to be an acknowledgment by LICENSOR that the provisions of this
Section 10.2 have been complied with, or prejudice any rights that LICENSOR may otherwise have under this Agreement.
  If LICENSEE decides to terminate this Agreement for any reason, LICENSEE shall provide LICENSOR, along with the aforementioned notice of termination, with a written report describing the reasons for such termination.
After the expiration or termination of this Agreement, LICENSEE shall have no right to sell, and no obligation to manufacture and deliver, SPD Emulsions, Light Valve
Film or Licensed Products to any Authorized User or to any other party.

	10.3 Termination by LICENSOR. LICENSOR may terminate this Agreement at any time effective as of December 31, 2014 or as of any anniversary thereof upon at least 30 days' notice to LICENSEE for any reason, provided, however, that LICENSOR shall give LICENSEE at least one years' notice of any early termination under this Section 10.3 if LICENSEE is producing and selling Licensed Products, SPD Emulsions or Light Valve Film hereunder. Notwithstanding the foregoing, LICENSOR may terminate this Agreement at any time upon at least 30 days' notice to LICENSEE if LICENSEE shall have failed to make any payment when due or at any time breach any material term of this Agreement and such payment is not made or such breach is not cured within any applicable cure period specified in Article 11 of this Agreement, or has repeatedly provided inaccurate reports hereunder, or if there has been a cessation by LICENSEE of general operations or of work related to SPD Emulsions, Light
Valve Film or Licensed Products.

	10.4 Effect of Termination. If this Agreement expires or is terminated for any reason whatsoever, in addition to any other remedies which one party may have against the other: (1) all of LICENSEE's rights and licenses under this Agreement shall cease, and LICENSEE shall immediately return to LICENSOR all Technical
Information furnished to LICENSEE under this Agreement, together with all reproductions, copies and summaries thereof; provided, however, that LICENSEE may retain solely for archival purposes one copy of all such documents in its legal department files, (2) at LICENSOR's option, LICENSEE shall, within 30 days of the date of such termination or expiration, either
(A) sell and deliver to LICENSOR at LICENSEE's direct cost of manufacture any SPD Emulsions, Light Valve Film or Licensed Products which shall then be in the possession of LICENSEE, and, if requested by LICENSOR, LICENSEE shall finish and deliver to LICENSOR any SPD Emulsions, Light
Valve Film or Licensed Products in the process of manufacture as soon as possible and, in any case, not later than 30 days after receiving LICENSOR's request, and/or (B) with respect to any unsold inventory and work in the process of manufacture, to complete such work in process and sell any remaining inventory during the period not to exceed six months from the date of termination or expiration of this Agreement provided that at the completion of such six-month period, LICENSEE shall promptly destroy and dispose of any SPD Emulsions, Light Valve Film (and SPD Emulsions and Light Valve Film in the process of manufacture) and Licensed Products not sold under this Section
10.4 and (3) if this Agreement is terminated for any reason or expires, upon such termination or expiration, LICENSEE hereby grants to LICENSOR a nonexclusive, royalty-free, irrevocable, worldwide license with the right to grant sublicenses to others to utilize all technical information, improvements and/or modifications
  (whether or not the subject of patents or pending patent applications) developed or invented by or on behalf of LICENSEE and/or its sublicensees, subcontractors, or agents hereunder through the date of such termination or expiration of this Agreement relating to Light Valves, Licensed Products, Light Valve Film or SPD Emulsions, and upon such termination or expiration, LICENSEE shall provide LICENSOR in reasonable detail complete information regarding such technical information, improvements and/or modifications. The foregoing license shall be self-effectuating, but LICENSEE agrees upon written notice by LICENSOR at any time hereafter to deliver to LICENSOR within 30 days of such notice any document or other instrument reasonably requested by LICENSOR to convey such license rights to LICENSOR such as, by way of example, confirmations or instruments of conveyance or assignment. No termination of this Agreement by expiration or otherwise shall release LICENSEE or LICENSOR from any of its continuing obligations hereunder, if any, or limit, in any way any other remedy one party may have against the other party. Notwithstanding the foregoing, LICENSEE's obligations to LICENSOR under Sections 3.1, 3.2, 3.4, 4.6, 4.7, 4.8, 6.1,
 6.2, 7.2, 8.5, 10.2, 10.4, 12.1, and Articles 13 and 14
shall survive any termination or expiration of this Agreement.

11 	EVENTS OF DEFAULT AND REMEDIES.

	11.1 Events of Default. Each of the following events shall constitute an "Event of Default" under this Agreement:

	11.1.1	(a) A party's failure to make any payment when
due in a timely manner or a party's material breach or material failure to punctually perform any of its duties and obligations under this Agreement, which material breach or failure, if curable, remains uncured for thirty (30) days after written notice of such breach or failure is received by the breaching party; or (b) a material misrepresentation is made by a party in any representation or warranty contained in this Agreement and the misrepresented facts or circumstances, if curable, remain uncured thirty (30) days after written notice of such misrepresentation is received by the breaching party; and, in either case, if such breach or misrepresentation is not curable, termination shall occur thirty (30) days after such misrepresentation or breach at the option of the non-breaching party; or

	11.1.2	The failure by a party upon request to provide
the other party with adequate assurances of its performance of all obligations under this Agreement upon: (a) such first party's filing of a voluntary petition in bankruptcy; (b) the filing of any involuntary petition to have such first party declared bankrupt which has not been dismissed within ninety (90) days of its filing; (c) the appointment of a receiver or trustee for such first party which has not been rescinded within ninety
(90) days of the date of such appointment; or (d) such first party otherwise becoming insolvent or otherwise making an assignment for the benefit of creditors.

	11.2 Default by a Party. If there occurs an Event of Default with respect to a party, the other party may:

	(a)	seek damages; and/or

(b)	seek an injunction or an order for mandatory or
specific performance; and/or

            (c) terminate this Agreement and the licenses granted to LICENSEE hereunder whereupon the non-defaulting party shall have no further obligations under this Agreement except those which expressly survive termination, and except with respect to royalty payments due and owing to LICENSOR as of the termination date or any subsequent period specified in Section 10.4.

12	CONFIDENTIALITY.

	12.1 Confidential Information. (a) LICENSEE agrees for itself, its sublicensees, and their employees and agents that for twenty (20) years from the later of the Effective Date of this Agreement or the latest date of its receipt of information disclosed to LICENSEE by LICENSOR pursuant to this Agreement, such information shall be held in confidence;
 provided, however, there shall be no obligation to treat as confidential information which is or becomes available to the public other than through a breach of this obligation, or which was already possessed by LICENSEE in writing (or otherwise provable to be in the possession of LICENSEE) prior to the Effective Date of this Agreement (and was not received from LICENSOR) or which is shown by LICENSEE to have been received by it from a third party who had the legal right to so disclose it without restrictions and without breach of any agreement with LICENSOR or its licensees. The burden of proving the availability of any exception of confidentiality shall be on the LICENSEE. LICENSOR shall affix an appropriate legend on all written documentation given to LICENSEE which contains confidential information, but the failure to so affix such legend shall not affect the confidential nature of such information. LICENSEE acknowledges that the list of patent applications contained on Schedule A shall be deemed to be confidential information of LICENSOR.
Other than for the oral information conveyed during the training conducted pursuant to Sections 8.2 and
8.3 hereof, if any, all of which shall be deemed to be confidential information, if confidential information is otherwise conveyed orally by LICENSOR after training has been completed, LICENSOR shall specify to LICENSEE at the time such information is being conveyed (or in a subsequent letter referring to the conversation) that the information conveyed is confidential. It is understood and agreed that, unless otherwise provided in a separate agreement between LICENSEE and LICENSOR, LICENSEE has no obligation hereunder to provide LICENSOR with any confidential or proprietary information, and that LICENSOR shall have no obligation hereunder to LICENSEE to maintain in confidence or refrain from commercial or other use of any information which LICENSOR is or becomes aware of under this Agreement.
The terms and provisions of this Agreement or any other agreement between the parties shall not be considered confidential except that LICENSEE may not disclose the minimum annual royalty payments specified in Article 3 hereof without LICENSOR's prior written consent, and the parties hereto acknowledge that, pursuant to the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, LICENSOR may file copies of this Agreement with the Securities and Exchange Commission and with NASDAQ and with any other stock exchange on which LICENSOR's securities may be listed. LICENSEE agrees that for the period of time during which LICENSEE is obligated to keep information confidential hereunder, LICENSEE will not make, use, sell, lease or otherwise dispose of products using or directly or indirectly derived from confidential information or sample materials supplied to LICENSEE by LICENSOR or its licensees, sublicensees, or any of their affiliates relating to Light Valve Film, SPD Emulsions, Licensed Products, or Light Valves or which otherwise comprise suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension
("SPD Technology") unless an agreement between LICENSOR and LICENSEE permitting it to do so is in full force and effect and the royalties, if any, provided in such agreement are being paid to LICENSOR on such products.
The foregoing restriction shall not apply to products
(i) which do not directly or indirectly incorporate
SPD Technology, such as, but not limited to, liquid crystal devices, electrochromic devices, or similar technology, or (ii) which incorporate technology involving suspended particles, which when subjected to a suitable electric or magnetic field, orient to produce a change in the optical characteristics of the suspension but which is independently developed and which is not in any way directly or indirectly derived from any Technical Information of LICENSOR or its licensees, sublicensees, or any of their affiliates. LICENSEE shall have the burden of proving by clear and convincing evidence that the availability of any exception of confidentiality exists or that the foregoing restrictions do not apply to a particular product. Nothing contained in this section, however, shall be construed as granting LICENSEE any rights or licenses with respect to any Technical Information or patents of LICENSOR or its other licensees or their sublicensees.

	(b) LICENSEE will have the right to provide materials to, and to disclose information of LICENSOR to a subcontractor relating to this Agreement; provided, however, that LICENSEE shall only disclose such information as is strictly necessary to enable said subcontractor to perform its manufacturing task, and provided that prior to disclosing any information to said subcontractor, said subcontractor has signed a secrecy agreement with LICENSEE at least as protective of LICENSOR's Technical Information as the provisions of this Agreement, including, without limitation, said subcontractor's specific agreement to be bound by the provisions of Section 12.1 hereof to the same extent as LICENSEE. For such purposes, LICENSEE may develop a standard form of secrecy agreement for LICENSOR's approval, after which LICENSEE may use such secrecy agreement with all subcontractors without LICENSOR's prior approval of the secrecy agreement being necessary. LICENSEE shall have all subcontractors sign said secrecy agreement prior to the disclosure of Technical
Information to said subcontractor, and LICENSEE shall send LICENSOR a copy of every such secrecy agreement within thirty (30) days after the execution thereof.

13 	WARRANTIES AND REPRESENTATIONS.

	13.1  Reciprocal Representations.  Each party
represents and warrants to the other that:

	13.1.1  Valid Agreement.  The execution and
delivery of this Agreement by the officer or representative so doing, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action by LICENSOR and LICENSEE and this Agreement is a valid and binding obligation enforceable against the parties in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium and other laws of general application relating to general equitable principles;

	13.1.2 No Conflicts. Nothing herein conflicts with its rights and obligations pursuant to any agreement by a party and any other entity; and

	13.1.3 Publicity. The parties shall have the right to use non-confidential information, including but not limited to information concerning this Agreement, a description of the other party and its logos, for marketing, sales, technical assistance, investor relations, disclosure and public relations purposes, and that information permitted to be disclosed by a party under this Section 13.1.3 may appear on such party's (or its subsidiaries'or sublicensees') Internet web site, along with links to the Internet web sites, and specific pages therefrom, of the other party and its subsidiaries and sublicensees.

	13.2 LICENSOR Representations. LICENSOR represents and warrants, for the benefit of LICENSEE, that:

	13.2.1  Title.  As of the date hereof, LICENSOR
represents and warrants that it has the right to convey the rights and licenses granted by this Agreement, and otherwise to perform its obligations under this Agreement.
LICENSOR has caused its employees who are employed to do research, development, or other inventive work to disclose to it any invention or information within the scope of this Agreement and to assign to it rights in such inventions and information in order that LICENSEE shall receive, by virtue of this Agreement, the licenses granted to it under Section
2.1 hereof.

	13.2.2  Infringement.  As of the date hereof,
LICENSOR is not aware of any claim for patent infringement or the misappropriation of trade secrets, being asserted against it by any third party; or of any infringement of the patents listed on Schedule A hereto by any entity.

	13.2.3 Patents in Force. To the best of LICENSOR's knowledge, all of the patents listed on Schedule A hereto are currently in force.

	13.3 No Warranty. LICENSOR and LICENSEE make no guaranty or warranty to one another under this Agreement
(a) that LICENSEE will be able to develop, manufacture, sell or otherwise commercialize SPD Emulsions, Light
Valve Film, or Licensed Products, or (b) as to the validity of any patent.

	13.4 Representation. LICENSOR hereby represents and warrants that, as of the Effective Date hereof, to the best of its knowledge there have been no claims, actions or proceedings brought or threatened against it or its licensees alleging that any SPD Emulsions, Light Valve Film, Licensed Products and Light Valves manufactured using Technical Information or other technical information disclosed by LICENSOR constitutes infringement of any patent or intellectual property right of any third party, nor is LICENSOR aware of any patent or intellectual property right of any third party which would be infringed by LICENSEE's manufacture, use or sale of SPD Emulsions, Light Valve Film or Licensed Products if LICENSEE's manufacture, use or sale of SPD Emulsions, Light Valve Film and Licensed
Products is done in strict compliance with the terms and conditions of this Agreement and only uses Technical
Information disclosed by LICENSOR hereunder.

14	 MISCELLANEOUS.

	14.1 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with and governed by the laws of the State of New York, and LICENSOR and LICENSEE hereby submit to the exclusive jurisdiction of the state or federal courts located in the County of Nassau and State of New York for such purposes.

	14.2 Confidentiality In Court Proceeding. In order to protect and preserve the confidential information of a party which the parties recognize may be exchanged pursuant to the provisions of this Agreement, the disclosing party may request, and the receiving party shall not oppose, the court in any action relating to this Agreement to enter a protective order to protect information which is confidential information under Section 12.1 and to seal the record in the action or to hold the proceedings, or portion of the proceedings, in camera; provided, that the requested terms do not prejudice the receiving party's interests. Nothing, however, shall preclude either party from thereafter moving to unseal its own records or to have matter and information designated as confidential under any relevant protective order designated otherwise in accordance with the circumstances as they shall appear at that time.

	14.3 Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, the parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and is as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Agreement is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

	14.4 Waiver. Unless agreed to by the parties in writing to the contrary, the failure of either party to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Agreement, or to exercise any right contained in this Agreement or provided by law, shall not constitute or be construed as a waiver or relinquishment of the performance of such provision or right or the right subsequently to demand such strict performance or exercise of such right, and the rights and obligations of the parties shall continue unchanged and remain in full force and effect.

	14.5 Captions. The captions and headings in this Agreement are inserted for convenience and reference only and in no way define or limit the scope or content of this Agreement and shall not affect the interpretation of its provisions.

	14.6 Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties and their successors and assigns. However, LICENSEE agrees that it shall not assign this Agreement or its rights hereunder without the prior written consent of LICENSOR except to a successor to substantially all of its business relating to Light Valves and whose obligations hereunder are guaranteed to LICENSOR by LICENSEE. LICENSOR may assign all of its rights and obligations hereunder to any successor to any of its business interests or to any company controlling or controlled by LICENSOR. All assignees shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by the assigning party, and an originally signed instrument of such assumption and assignment shall be delivered to the non-assigning party within 30 days of the execution of such instrument.

	14.7 Schedules. All Schedules attached to this Agreement shall be deemed to be a part of this Agreement as if set forth fully in this Agreement.

	14.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between LICENSOR and LICENSEE with respect to the subject matter hereof, supersedes all prior agreements, proposals, understandings, letters of intent, negotiations and discussions with respect to the subject matter hereof and can be modified, amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement and which is executed in writing by the parties; provided, however, that either party may unilaterally waive in writing any provision imposing an obligation on the other.

	14.9 Notices. Any notice required or permitted to be given or made in this Agreement shall be in writing and shall be deemed given on the earliest of (i) actual receipt, irrespective of method of delivery, (ii) on the delivery day following dispatch if sent by express mail (or similar next day courier service), or
(iii) on the sixth day after mailing by registered or certified air mail, return receipt requested, postage prepaid and addressed as follows:

LICENSOR:		Joseph M. Harary, President and CEO
			Research Frontiers Incorporated
			240 Crossways Park Drive
			Woodbury, New York 11797-2033 USA
			Facsimile:	(516) 364-3798
			Telephone: 	(516) 364-1902

LICENSEE:		Johnny Pak, CEO
                        ID Research Pty Ltd.
                        ID Research Building,
                        Lot 4 Enterprise Grove
                        Mt. Helen, VIC 3350 Australia
                        Postal: P.O. Box 236
                        Ballarat, Victoria 3353 AUSTRALIA
			Facsimile:+67-3-5330-3153
			Telephone: +67-3-5330-3025

or to such substitute addresses and persons as a party may designate to the other from time to time by written notice in accordance with this provision.

	14.10 Bankruptcy Code. In the event that either party should file a petition under the federal bankruptcy laws, or that an involuntary petition shall be filed against such party, the parties intend that the non-filing party shall be protected in the continued enjoyment of its rights hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under section 365(n) of Title 17 of the U.S. Code. Each party agrees that it will give the other party immediate notice of the filing of any voluntary or involuntary petition under the federal bankruptcy laws.

	14.11 Construction. This Agreement and the exhibits hereto have been drafted jointly by the parties and in the event of any ambiguities in the language hereof, there shall no be inference drawn in favor or against either party.

	14.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


	14.13 Status of the Parties. The status of the parties under this Agreement shall be solely that of independent contractors. No party shall have the right to enter into any agreements on behalf of the other party nor shall it represent to any person that it has such right or authority.

	The parties, through their duly authorized representatives, and intending to be legally bound, have executed this Agreement, as of the date and year first above written, whereupon it became effective in accordance with its terms.

	RESEARCH FRONTIERS INCORPORATED


	By: /s/ Joseph M. Harary
                Joseph M. Harary, President and Chief Executive Officer
		Date: February 8, 2010

	ID RESEARCH PTY LTD.


	By: /s/ Johnny Pak
	        Johnny Pak, Chief Executive Officer
	        Date: February 8, 2010




                            Schedule A
                    (As of February 8, 2010)

                LIST OF UNITED STATES, INTERNATIONAL AND
                FOREIGN PATENTS AND PATENT APPLICATIONS

                                         Date    Expiration
Patents in the United States             Issued  Date

5,093,041                Joseph A. Check, III et al
               "Light-Polarizing Material Based on
                   Ethylene-diamine Polyacetic Acid
                   Derivatives"    3/03/92   7/30/10


5,279,773                Robert L. Saxe
               "Light Valve Incorporating A
Suspension     Stabilized With A Block Polymer"
                              1/18/94   3/23/12


5,325,220                Robert L. Saxe
               "Light Valve With Low Emissivity
             Coating As Electrode"
                           6/28/94    3/9/13


5,463,491                 Joseph A. Check III
           "Light Valve Employing a Film
Comprising An Encapsulated Liquid Suspension And
             Method of Making Such Film"
                          10/31/95  11/6/12


5,463,492                 Joseph A. Check III
           "Light Modulating Film of Improved
              Clarity For A Light Valve"
                           10/31/95 11/6/12


 5,461,506                Joseph A. Check III et al
           "Light Valve Suspensions Containing A
             Trimellitate Or Trimesate And Light
             Valves Containing The Same"
                               10/24/95  5/11/13


5,467,217                 Joseph A. Check III et al
           "Light Valve Suspensions and Films
             Containing UV Absorbers and Light
             Valves Containing The Same"
                             11/14/95    5/11/13


5,516,463                 Joseph A. Check III et al
           "Method of Making Light
                Polarizing Particles"
                            05/14/96     07/08/14


5,650,872                 Robert L. Saxe et al
           "Light Valve Containing
                Ultrafine Particles"
                          07/22/97  12/08/14


5,728,251                 Joseph A.  Check, III
                "Light Modulating Film of Improved
             UV Stability For a Light Valve"
                          03/17/98  09/27/15


5,764,402       Jean-Francois Thomas; Pierre
Vezin
           "Optical Cell Control System"
                          06/09/98  04/24/15


5,838,482       Daniel Decroupet; Pierre Laroche
           "Optical Cell" 11/17/98  05/16/15


5,691,849       Rene Ledroit; Jean-Francois
Thomas; Andre Hecq
           "Rear-View Assembly for a Vehicle
           and an Adaptor Therefor"
                       11/25/97     11/25/14

6,114,405            Huifang Zhuang et al
           "Ultraviolet Radiation-Curable
           Light-Modulating Film for a Light
           Valve, and Method of Making Same"
                          09/05/00  10/09/17


6,156,239            Robert L. Saxe et al
           "Light Polarizing Material, Liquid
           Suspensions and Films Thereof, and
Light      Valve Incorporating Same"
                           12/05/00 02/26/19


6,271,956B1               Robert L. Saxe et al
           "Method and Materials for Enhancing
the Adhesion of SPD Films and Light Valves
           Comprising Same"
                        08/07/01 03/02/20


6,301,040            Srinivasan Chakrapani et al
           "SPD Films Having Improved Properties
and Light Valves Comprising Same"
                          10/09/01  05/24/20


6,334,967  B1             Robert L. Saxe et al
           "Light Polarizing Particles of
Improved Particle    Size Distribution"
                            01/01/02  12/21/20
      (See also listing for PCT/US99/15508)


6,416,827            Srinivasan Chakrapani et al
      "SPD Films and Light Valves Comprising
Same"                     07/09/02 [10/27/20]


6,429,961B1     Joseph M. Harary et al
           "Methods for Retrofitting Windows
With Switchable and Non-Switchable Window
Enhancements and Retrofitted Windows Produced
Thereby"                   08/06/02 10/03/20


6,517,746            Robert L. Saxe et al.
"Polyhalide Particles and Light Valves Comprising
Same"                               02/11/03  01/05/21

6,522,446                      Robert L. Saxe
"Anisometrically Shaped Metal Particles,Liquid
Suspensions and Films Thereof And Light Valves
Comprising Same"
                     02/18/03  04/25/21


6,529,312B1               Robert L. Saxe
                          "Anisometrically Shaped Carbon and/or
Graphite Particles, Liquid Suspensions and Films
Thereof                   And Light Valves Comprising
Same"                     03/04/03  06/07/19
                          [See also U.S. Patent No. 6,987,602 filed
                          December 27, 2002, a continuation-in-part
of this patent]


6,606,185B2               Robert L. Saxe
"SPD Films and Light Valves Comprising Liquid
           Suspensions of Heat-Reflective
Particles of Mixed Metal Oxides and Methods of
Making  Such Particles"
                      08/12/03 12/08/14


6,804,040            Albert P. Malvino, et al
"Method and Device for Controlling Voltage
Provided to a Suspended Particle Device"
          10/12/04   02/13/23


6,897,997                 Albert P. Malvino
"Method and Device for Controlling Voltage
           Provided to a Suspended Particle
Device" 05/24/05 02/13/23
                (continuation-in-part of 6,804,040)

                     Srinivasan Chakrapani et al
6,900,923   "Siloxane Matrix Polymers and SPD
Light Valve Films    Incorporating Same"
            05/31/05 06/18/23


                     Robert L. Saxe, et al
6,936,193    "SPD Light Valve Film Incorporating
New Suspending Media,and Light Valve
           Incorporating Same"
                       08/30/05     04/14/23


6,987,602 B2                   Robert L. Saxe, et al
           "Anisometrically Shaped Carbon and/or
Graphite Particles, Liquid Suspensions and Films
Thereof And Light Valves Comprising Same"
                         01/17/06   06/07/19
 (continuation-in-part of patent 6,529,312B1)


7,361,252            Steven M. Slovak, et al
"Methods for Laminating Films for SPD Light
Valves and SPD Light Valves Incorporating Such
Laminated Films" (claims priority from
60/562,329)
              04/22/08    10/26/25


7,417,785            Albert P. Malvino
"Methods and Circuits for Distributing Power
 to SPD Loads"       08/26/08  01/18/25

                   PENDING UNITED STATES APPLICATIONS

Serial Number                                               Filing Date

[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]

                    PENDING INTERNATIONAL APPLICATIONS
Serial Number                                               Filing Date

[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]

                   Patent Number
                      or
Country            Serial Number   Issued         Filed     Expiration
[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]

                 FOREIGN PATENTS AND PATENT APPLICATIONS

                   Patent Number
                      or
Country            Serial Number      Issued       Filed    Expiration

[Confidential Information Omitted and filed separately with the Securities and Exchange Commission]



            Schedule B  (As of the Effective Date)
LIST OF ELIGIBLE CUSTOMERS (AUTHORIZED USERS) FOR SPD EMULSIONS

Current film making licensees


LIST OF ELIGIBLE CUSTOMERS (AUTHORIZED USERS) FOR LIGHT VALVE FILM

Current end-product licensees

[INFORMATION REGARDING OTHER AUTHORIZED USERS WILL BE PROVIDED BY
LICENSOR TO LICENSEE FROM TIME TO TIME IN THE FUTURE]